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COMPUTATION OF EARNINGS PER COMMON SHARE                            Exhibit 11
(Unaudited)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            1997           1998
                                                           -------       -------
BASIC EARNINGS
       Income before extraordinary items ...........       $ 8,202       $10,291
       Extraordinary items .........................            22            --
                                                           -------       -------
              Net earnings .........................       $ 8,224       $10,291
                                                           =======       =======
       Shares:
            Weighted average number of common
              shares outstanding ...................        46,387        46,867
                                                           =======       =======
       Basic earnings per common share:
            Income before extraordinary items ......       $  0.18       $  0.22
            Extraordinary items ....................            --            --
                                                           -------       -------
              Net earnings .........................       $  0.18       $  0.22
                                                           =======       =======
DILUTED EARNINGS
       Income before extraordinary items ...........       $ 8,202       $10,291
       Assumed conversion of convertible debt ......           996           996
                                                           -------       -------
       Income before extraordinary items as adjusted       $ 9,198       $11,287
       Extraordinary items .........................            22            --
                                                           -------       -------
              Net earnings as adjusted .............       $ 9,220       $11,287
                                                           =======       =======
       Shares:
            Weighted average number of common
              shares outstanding ...................        46,387        46,867
            Options and warrants issued ............         1,848         1,362
            Assumed conversion of convertible debt .         7,188         7,188
                                                           -------       -------
            Weighted average number of common
              shares outstanding as adjusted .......        55,423        55,417
                                                           =======       =======
       Diluted earnings per common share:
            Income before extraordinary items ......       $  0.17       $  0.20
            Extraordinary items ....................            --            --
                                                           -------       -------
              Net earnings .........................       $  0.17       $  0.20
                                                           =======       =======
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